SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  September 29, 2000


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

September 29, 2000

CATERPILLAR CONFIRMS OUTLOOK FOR YEAR
-------------------------------------

    Caterpillar Inc. announced today that it is confirming its outlook for 2000 issued in July. In that outlook, the company stated that sales and revenues were forecast to improve slightly over 1999 and profit was expected to increase moderately. For 1999, Caterpillar reported sales and revenues of $19.7 billion and profit of $946 million or $2.63 per share.

     This confirmation is being made despite a number of negative factors that are affecting the industries Caterpillar serves. These factors include weakness in the Euro and pound sterling, continued softness in the North American construction and global mining industries, significant and accelerating weakness in the market for truck engines and the impacts of high energy costs and continued severe competitive price pressures.

     To help mitigate the above, Caterpillar is redoubling its efforts to aggressively reduce costs this year. In addition, continued strength in the demand for large engines for electric power and energy development applications and a favorable tax adjustment will positively affect results.

     While the company's outlook for the year is unchanged, due to the factors above, Caterpillar now expects that third quarter earnings will be about 15% below analysts' consensus of $0.68 per share.

     Caterpillar will release third quarter results on October 17. At that time, the Company will comment further on the sales and revenue and profit for 2000 and the industry outlook for 2001.

                              *     *     *
     The information above is forward-looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission on July 20, 2000.


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


CATERPILLAR INC.


By:  /s/ R. Rennie Atterbury III
         R. Rennie Atterbury III
             Vice President


Date:  September 29, 2000